3050 Spruce Street, St. Louis, MO 63103 USA
Tel: (800) 521-8956 (314) 771-5765 Fax: (800) 325-5052 (314) 771-5757

For questions, contact:
Quintin Lai
Vice President, Investor Relations
(314) 898-4643

FOR IMMEDIATE RELEASE - St. Louis, MO, April 25, 2013

SIGMA-ALDRICH (NASDAQ: SIAL) REPORTS Q1 2013 SALES AND EPS OF
$675 MILLION AND $1.01, RESPECTIVELY, BOTH RECORD QUARTERLY HIGHS. REAFFIRMS FULL YEAR 2013 DILUTED ADJUSTED EPS OUTLOOK OF $4.10 TO $4.20.

HIGHLIGHTS:

Q1 2013 Results (all percentages are to comparable periods in 2012)

•
Q1 2013 reported sales increased 2% to $675 million, a new quarterly high. Organic sales growth was 1% in the quarter. Organic sales growth by business unit was (1%) for Research, 3% for Applied and 3% for SAFC Commercial. Acquisitions completed in 2012 contributed 2% to overall sales growth and changes in foreign currency exchange rates reduced otherwise reportable sales by 1%. Organic growth was impacted due to approximately two fewer overall shipping days than the same period in the prior year.

•
Q1 2013 reported diluted EPS was $1.01, a new quarterly high, compared to Q1 2012 reported diluted EPS of $0.96 and Q1 2012 adjusted diluted EPS of $0.99. Excluding a $0.02 negative impact from changes in foreign currency exchange rates, Q1 2013 diluted EPS would have been $1.03.

•	Q1 2013 net cash provided by operating activities and free cash flow were $154 million and $129 million, respectively. Compared to Q1 2012, free cash flow increased by 15%.

•	On February 12, the Company's Board of Directors approved an increase of 8% in the quarterly cash dividend to $0.215 per share. This represents the 38th consecutive year of dividend increases.

2013 Outlook (all percentages are to comparable periods in 2012)

•	2013 guidance is reaffirmed.

•	Full-year organic sales growth is expected to be in the low-to-mid single digit range.

•	Adjusted diluted EPS (excluding restructuring and other special charges) is expected to be in a range of $4.10 to $4.20. Full-year effective tax rate is expected to be 28% to 29%.

•	Net cash provided by operating activities and free cash flow is expected to exceed $560 million and $430 million, respectively.

CEO's STATEMENT:

Commenting on first quarter 2013 performance, President and CEO Rakesh Sachdev said, “We reported record quarterly sales and diluted EPS of $675 million and $1.01, respectively. Our overall end markets remain steady with improving pharma trends offset by slower academic spending. We remain on track to achieve our 2013 full-year organic sales growth and adjusted EPS guidance.

I am very pleased with the progress we are making in all three of our newly formed market-facing business units - Research, Applied and SAFC Commercial. Our teams are energized and focused on providing the best science, service and solutions to address customers' needs in these markets.

In Research, we continue to see signs that headwinds are abating from the large pharma site consolidations that occurred over the last several years. We are gaining new business with our solutions-based initiatives such as The Science PlaceSM, a single source marketplace solution to simplify procurement processes and channels. We also recently signed an agreement with a large biotech customer to manage their medicinal chemistry and biologics portfolio.

Dealers continue to generate steady organic sales growth, and our Dealers as Partners program has been successfully launched in Europe. As we anticipated, sales to Academic/Government customers continue to be negatively impacted primarily due to U.S. sequestration-related issues and European funding uncertainties. We expect the Academic/Government market to remain soft for the remainder of the year, which we have incorporated in our reaffirmed 2013 outlook.

Within our Applied business unit, our sales to Diagnostics and Testing labs grew strongly in the high single digits. With a rich product portfolio of analytical products, kits and solutions, our sales and marketing teams are developing new accounts and expanding into new geographies.

Within SAFC Commercial, we experienced mid-single digit organic sales growth of our Life Science Products and Services. We remain well positioned to benefit from the therapeutic trend to biologics and high-potency compounds, which was again evidenced by solid growth in our industrial cell culture media business and strong double-digit growth in our custom pharma business. BioReliance achieved a solid quarter with mid-single digit organic sales growth. As expected, year-over-year price declines for chemical precursors to the LED industry resulted in lower sales in our Hitech electronics segment. We are launching new products for the semiconductor and electronic display markets, which are not as price sensitive as the LED market, and are expected to provide growth in the second half of the year.

We generated strong free cash flow in the quarter and raised our cash dividend for the 38th consecutive year. We continue to look for growth investments, both organic and inorganic, that fit our strategy of increasing our presence in faster growing Applied and Commercial markets, broadening our Research portfolio to leverage our worldwide sales and distribution channels, increasing our presence in faster growing emerging countries and generating opportunities to significantly increase shareholder value.”

Q1 2013 RESULTS:

Reported sales for the first quarter of 2013 were $675 million, a 2% increase from the first quarter of 2012. Organic sales growth in the quarter was 1%. Acquisitions completed in 2012 increased sales by 2% and changes in foreign currency exchange rates caused sales to decline by 1%.

Research ($361 million in sales, 53% of overall sales)

•	Organic sales declined by 1%. Changes in foreign currency exchange rates reduced overall Research growth by 2%.

•	Excluding the impact from fewer shipping days, Research sales would have grown organically in the low-single digits.

•	Academic/Government organic sales growth declined in the mid-single digits primarily due to U.S. sequestration-related issues, European funding uncertainty and fewer shipping days.

•	Pharma organic sales growth was flat, which reversed a three-quarter negative trend.

•
Organic sales growth through our dealer network was in the low-single digits. Our Dealers as Partners program was launched in the Europe, Middle East, and Africa (EMEA) region and is helping drive strong growth.

Applied ($159 million in sales, 24% of overall sales)

•	Organic sales grew by 3%. Acquisitions contributed 2% to growth and changes in foreign currency exchange rates reduced growth by 1%.

•	Excluding the impact from fewer shipping days, Applied would have grown organically in the mid-single digits.

•
Diagnostics and Testing organic sales growth was in the high-single digits, driven primarily from sales of critical components for diagnostic kits and sales of standards and certified reference materials to clinical testing laboratories.

•
Sales of products to industrial companies declined in the low-single digits. A large contributor to the decline was weakness in Asia Pacific (APAC) primarily due to spending reductions from a few large industrial customers.

SAFC Commercial ($155 million in sales, 23% of overall sales)

•	Organic sales grew 3%. Acquisitions contributed 9% to growth and changes in foreign currency exchange rates reduced growth by 1%.

•
Life Science Products and Services organic sales growth was in the mid-single digits, led by strong double-digit growth in contract manufacturing. The industrial cell culture media business also continued to perform well. SAFC Commercial is expanding capacity at its Irvine, Scotland facility to further address opportunities in this business. BioReliance grew mid-single digits and continued its sequential improvement that began late last year.

•	Hitech organic sales declined low double-digits. As expected, a year-over-year pricing decline in metal organic precursors for the LED market was the primary driver of the decline.

Operating income margin in the first quarter of 2013 was 24.6%. Compared with the prior quarter (fourth quarter of 2012), adjusted operating income margin declined by 60 basis points. The primary driver for the decline was higher SG&A expense for incentive compensation and increased investments in the realigned business units to better position for future growth. A reconciliation of reported to adjusted operating income margin is provided on page 11.

The effective tax rate for the first quarter of 2013 was 26% compared to 32% in the same period last year. As anticipated, the first quarter of 2013 benefited from the full-year reinstatement of the 2012 US R&D tax credit.

Free cash flow for the first quarter of 2013 was a strong $129 million, an increase of $17 million from the same period last year.

Other first quarter 2013 highlights include:

•
Worldwide sales of Research and Applied products through the Company's e-commerce channels grew 2% organically from the same period last year. Total visits increased by 15% as information content initiatives such as Pubget, a comprehensive online source for scientific publications, drove higher web traffic during the quarter.

•
Organic sales to the Research and Applied markets in APAC grew in the mid-single digits when adjusted for shipping days. Growth in developed regions was flat while emerging regions grew low double-digits. China led growth with solid double-digit performance.

•
Organic sales in the EMEA region were flat. Adjusting for shipping days, both Research and Applied organic sales growth in the region would have been in the mid-single digits. Academic/Government sales were slightly negative.

•	Organic sales growth in the Americas was in the low-single digits.

•	The Vetec® value brand was launched in the APAC region to expand the Company's consumables offerings to provide more complete solutions for Research and Applied customers in the region.

2013 OUTLOOK:

•	2013 outlook remains unchanged.

•	Overall organic sales growth is expected to be in the low-to-mid single digit range.

•	Adjusted diluted EPS forecast, excluding any restructuring or other special charges, is expected to be in a range of $4.10 to $4.20.

•	The full-year effective tax rate is expected to be in a range of 28% to 29%.

•	Free cash flow is expected to exceed $430 million.

◦	Net cash provided by operating activities is expected to exceed $560 million.

◦	Capital expenditures are expected to be approximately $130 million.

OTHER INFORMATION:

Cash Flow and Debt: Net cash provided by operating activities for the first quarter of 2013 was $154 million compared to $144 million for the same period in 2012. Capital expenditures were $25 million compared to $32 million for the same period last year. Free cash flow of $129 million in the quarter was used to return $53 million to shareholders through share repurchases and dividends. The Company's debt to capital ratio was 13% at March 31, 2013 and 24% at March 31, 2012.
Share Repurchases: In the first quarter of 2013, the Company repurchased 0.3 million shares for $27 million. There were 120 million shares outstanding at March 31, 2013. The Company expects to continue to offset the dilutive impact of issuing share-based incentive compensation with future repurchases, the timing and amount of which will depend upon market conditions and other factors.

Cautionary Statement: This release contains forward-looking statements. Such statements involve risk and uncertainty, including financial, business environment and projections. Such statements are preceded by, followed by or that include the words “expected,” “expects,” “expect,” “forecast,” “would,” “estimate,” “will,” or similar expressions, and other statements contained herein regarding matters that are not historical facts. Additionally, this release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including, without limitation, statements with respect to the Company's expectations, goals, beliefs, intentions, and the like regarding future sales, earnings, return on equity, cost savings, process improvements, free cash flow, share repurchases, capital expenditures, acquisitions and other matters. These statements are based on assumptions regarding the Company operations, investments, acquisitions and conditions in the markets the Company serves. The Company believes these statements are reasonable and well founded. Such statements in this release are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this release, due to, but not limited to, such factors as (1) global economic conditions, particularly the uncertainties in the Eurozone and other factors affecting the creditworthiness of our Eurozone customers, (2) changes in pricing and the competitive environment and the global demand for the Company's products, (3) changes in foreign currency exchange rates, (4) changes in research funding and the success of research and development activities, (5) failure of planned sales initiatives in our Research, Applied and SAFC Commercial business units, (6) dependence on uninterrupted manufacturing operations, global supply chain and security of our information systems, (7) changes in the regulatory environment in which the Company operates, (8) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 11 - Income Taxes, to the Company's consolidated financial statements included in Item 8, Part II of the Company's Annual Report on Form 10-K for the year ended December 31, 2012 (the “10-K”), (9) exposure to litigation including product liability claims, (10) the ability to maintain adequate quality standards, (11) reliance on third party package delivery services, (12) an unanticipated increase in interest rates, (13) other changes in the business environment in which the Company operates, (14) acquisitions or divestitures of businesses, and (15) the outcome of the outstanding matters described in Note 12 - Contingent Liabilities and Commitments, to the Company's consolidated financial statements included in Item 8, Part II of the 10-K. A further discussion of the Company's risk factors can be found in Item 1A of Part I of the 10-K. The Company does not undertake any obligation to update these forward-looking statements.
About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company whose biochemical and organic chemical products, kits and services are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical, diagnostics and high technology manufacturing. Sigma-Aldrich customers include more than one million scientists and technologists in life science companies, university and government institutions, hospitals and industry. The Company operates in 37 countries and has approximately 9,000 employees whose objective is to provide excellent service worldwide. Sigma-Aldrich is committed to accelerating customer success through innovation and leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit the website at www.sigma-aldrich.com.
Non-GAAP Financial Measures: The Company supplements its disclosures made in accordance with accounting principles generally accepted in the United States (U.S. GAAP) with certain non-GAAP financial measures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by other companies inside or outside of the Company's industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure. See the Supplemental Financial Information on pages 10 and 11 for these reconciliations.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted sales growth when analyzing Company performance, and believes it is useful as well to investors to judge the Company's performance. Organic sales growth data presented in this release excludes currency and acquisitions impacts. The Company calculates the impact of changes in foreign currency exchange rates by multiplying current period activity by the difference between current period exchange rates and prior period exchange rates. The result is the defined impact of “changes in foreign currency exchange rates.”

While we are able to report past currency impacts, we are unable to estimate changes that may occur later in 2013 to applicable exchange rates. Any significant changes in currency exchange rates would likely have a significant impact on reported growth rates due to the volume of sales denominated in foreign currencies.

Management also uses the following non-GAAP measures to judge its performance and ability to pursue opportunities that enhance shareholder value: adjusted net income and EPS; adjusted operating income margin (reconciled on page 11); and free cash flow (defined on page 9). Management believes this non-GAAP information is useful to investors as well.

Pubget is a registered trademark of Pubget Corporation.

SIGMA-ALDRICH CORPORATION
Consolidated Statements of Income (Unaudited)
(in millions except per share amounts)

	Three Months Ended
	March 31,
	2013	2012
Net sales	$675	$665
Cost of products and services sold	331	310
Gross profit	344	355
Selling, general and administrative expenses	161	160
Research and development expenses	17	18
Acquisition transaction costs	—	5
Operating income	166	172
Interest, net	1	1
Income before income taxes	165	171
Provision for income taxes	43	54
Net income	$122	$117

Net income per share - Basic	$1.02	$0.97
Net income per share - Diluted	$1.01	$0.96

Weighted average number of shares outstanding - Basic	120	121
Weighted average number of shares outstanding - Diluted	121	122

SIGMA-ALDRICH CORPORATION
Consolidated Balance Sheets (Unaudited)
(in millions)

	(Unaudited)
	March 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$471	$724
Accounts receivable, net	398	356
Inventories	711	722
Deferred taxes	30	32
Other	90	95
Total current assets	1,700	1,929

Property, plant and equipment:
Property, plant and equipment	2,001	2,011
Less - accumulated depreciation	(1,190)	(1,182)
Property, plant and equipment, net	811	829

Goodwill, net	675	691
Intangibles, net	270	282
Other	125	89
Total assets	$3,581	$3,820

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable	$89	$383
Accounts payable	154	160
Payroll	52	55
Income taxes	45	26
Other	74	77
Total current liabilities	414	701

Long-term debt	300	300
Pension and post-retirement benefits	132	135
Deferred taxes	66	64
Other	72	74
Total liabilities	984	1,274

Stockholders' equity:
Common stock	202	202
Capital in excess of par value	294	276
Common stock in treasury	(2,294)	(2,271)
Retained earnings	4,366	4,270
Accumulated other comprehensive income	29	69
Total stockholders' equity	2,597	2,546

Total liabilities and stockholders' equity	$3,581	$3,820

SIGMA-ALDRICH CORPORATION
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Three Months Ended
	March 31,
	2013	2012
Cash flows from operating activities:
Net income	$122	$117
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35	32
Deferred income taxes	6	20
Stock-based compensation expense	8	6
Other	(2)	(3)
Changes in operating assets and liabilities:
Accounts receivable	(51)	(46)
Inventories	4	(16)
Accounts payable	(4)	6
Income taxes	21	13
Other, net	15	15
Net cash provided by operating activities	154	144
Cash flows from investing activities:
Capital expenditures	(25)	(32)
Purchases of short-term investments	(51)	(16)
Proceeds from sales of short-term investments	20	21
Acquisitions of businesses, net of cash acquired	—	(389)
Other, net	(3)	(3)
Net cash used in investing activities	(59)	(419)

Cash flows from financing activities:
Net issuance/(repayment) of short-term debt	(294)	193
Dividends	(26)	(24)
Share repurchases	(27)	(25)
Proceeds from exercise of stock options	10	14
Excess tax benefits from stock-based payments	3	7
Net cash provided by/(used in) financing activities	(334)	165

Effect of exchange rate changes on cash	(14)	3
Net change in cash and cash equivalents	(253)	(107)
Cash and cash equivalents at January 1	724	665
Cash and cash equivalents at March 31	$471	$558

Free cash flow(1)	$129	$112

(1) Net cash provided by operating activities less capital expenditures.

SIGMA-ALDRICH CORPORATION
Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit
	Three Months Ended
	March 31, 2013
			Acquisition	Adjusted
	Reported	Currency	Benefit	(Organic)

Research	(3)%	(2)%	—%	(1)%
Applied	4%	(1)%	2%	3%
SAFC Commercial	11%	(1)%	9%	3%
Total Customer Sales	2%	(1)%	2%	1%

Business Unit Sales
(in millions)
	First Quarter 2013	Second Quarter 2013	Third Quarter 2013	Fourth Quarter 2013	Total 2013

Research	$361	$—	$—	$—	$361
Applied	159	—	—	—	159
SAFC Commercial	155	—	—	—	155
Total Customer Sales	$675	$—	$—	$—	$675

	First Quarter 2012	Second Quarter 2012	Third Quarter 2012	Fourth Quarter 2012	Total 2012

Research	$372	$348	$335	$343	$1,398
Applied	153	151	148	146	598
SAFC Commercial	140	165	156	166	627
Total Customer Sales	$665	$664	$639	$655	$2,623

Income Statement Ratios

	Three Months Ended
	March 31,
	2013	2012
Gross profit	51.0%	53.4%
S,G&A expenses	23.9%	24.1%
Acquisition transaction costs	—%	0.7%
Operating income	24.6%	25.9%
Net income	18.1%	17.6%

Effective tax rate	26.1%	31.6%

SIGMA-ALDRICH CORPORATION
Supplemental Financial Information - (Unaudited)

Reconciliation of Reported Net Income to Adjusted Net Income

	Net Income		Diluted Earnings
	(in millions)		Per Share
	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2013	2012	2013	2012

Reported net income	$122	$117	$1.01	$0.96
Acquisition transaction costs	—	4	—	0.03
Adjusted net income	$122	$121	$1.01	$0.99

Reconciliation of Reported Operating Income to Adjusted Operating Income
(in millions)

	Three Months Ended
	March 31,
	2013	2012

Reported operating income	$166	$172
Acquisition transaction costs	—	5
Adjusted operating income	$166	$177

Reconciliation of Reported Operating Income Margin to Adjusted Operating Income Margin

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,
	2013	2012	2012	2012

Reported Operating Income Margin	24.6%	25.0%	24.4%	25.2%
Restructuring cost	—%	0.2%	0.6%	0.6%
Adjusted Operating Income Margin	24.6%	25.2%	25.0%	25.8%

Reconciliation of Reported Earnings Per Share to Adjusted Earnings Per Share

	Three Months Ended
	March 31,
	2013	2012

Reported Earnings Per Share	$1.01	$0.96
Currency	0.02	n/a
Adjusted Earnings Per Share	$1.03	$0.96

Reconciliation of Free Cash Flow
(in millions)

	Three Months Ended
	March 31,
	2013	2012

Net cash provided by operating activities	$154	$144
Less: Capital expenditures	(25)	(32)
Free cash flow	$129	$112